Exhibit 99.1

GigOptix Announces Preliminary Fourth Quarter Fiscal 2012 Revenues

SAN JOSE, Calif. — January 9, 2013 — GigOptix, Inc. (NYSE MKT: GIG), a leading fabless supplier of semiconductor and optical components that enable end-to-end high speed information streaming over the network, today announced preliminary revenues of approximately $8.0 million, including recognition of approximately $0.9 million of previously unrecognized government contract revenue, for its fourth quarter of fiscal 2012, ended December 31, 2012. This compares with the previous outlook provided on October 30, 2012, that fourth quarter fiscal 2012 revenues would be roughly in-line with third quarter fiscal 2012 revenues of $10.1 million.

Revenues for fiscal 2012 are expected to be approximately $37 million. This compares with $32.3 million in fiscal 2011, representing a year-over-year increase of approximately 14 percent. The annual increase resulted solely from organic growth as the Company did not enter into any mergers or acquisitions in 2012.

Certain factors that contributed to the lower than expected revenues in the fourth quarter of fiscal 2012 included weaker demand in the markets the Company currently serves, challenging macroeconomic conditions, and a push-out into the first half of 2013 of some anticipated deployments within the Company’s optical product line.

The Company also announced today that it has taken immediate actions to adjust overall spending as it continues to focus on its Adjusted EBITDA1 performance. Selected actions, which became effective today, January 9, 2013, include reducing the Company’s global workforce by about 10 percent, primarily in the Company’s support and administrative functions, and company-wide salary reductions ranging between 5 to 25 percent based on an individual’s salary level.

These actions are expected to result in approximately $450,000 of quarterly cost savings once the plan is fully implemented.

“After 12 consecutive quarters of increasing revenues we are clearly disappointed that revenues for the fourth quarter of fiscal 2012 are below expectations. We view the revenue performance of the fourth quarter of 2012 as a temporary setback and not indicative of our future prospects,” said Dr. Avi Katz, Chairman and Chief Executive Officer of GigOptix, Inc.

“We will use this opportunity to further sharpen our business model and cost structure, enhance our operating efficiency, and deploy a leaner and more structured organization. We are confident these changes will deliver improved Adjusted EBITDA in 2013,” said Dr. Katz. “While we are not in a position to provide specific financial guidance for fiscal 2013 at this time, our current outlook for the year is positive based on customer feedback and the prospect for better conditions in the areas within the optical components market we currently serve, and new product deployments targeting the telecom, datacom, and consumer electronics markets.”

GigOptix cautions that its anticipated revenue results, and the cost reduction savings, are preliminary and based on the best information currently available. The revenue results are subject to completion of the audited financial statements for fiscal 2012.

The Company will hold a conference call to discuss its fourth quarter and full year fiscal 2012 financial results and current business outlook in February. The conference call date and participation information will be distributed through a press release at a later date.

1Non-GAAP Measures — GigOptix reports Adjusted EBITDA, a non-GAAP measure provided to enhance investors’ overall understanding of the Company’s financial performance. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to GAAP results. A reconciliation of Adjusted EBITDA for GigOptix’ most recently announced periods, the three and nine months ended September 30, 2012 and October 2, 2011, was included in the “Reconciliation of GAAP to Non-GAAP Financial Information” table attached to Exhibit 99.1 to the Current Report on Form 8-K furnished to the SEC on October 26, 2012.

About GigOptix, Inc.

GigOptix is a leading fabless supplier of semiconductor and optical components that enable high-speed end-to-end information streaming over the network and address emerging high-growth opportunities in the communications, industrial, defense and avionics industries. GigOptix offers a unique broad portfolio of Drivers, TIAs and TFPSTM optical modulators for 40Gb/s, 100Gb/s and 400Gb/s fiber-optic telecommunications and data-communications networks, and high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz. GigOptix also offers a wide range of digital and mixed-signal ASIC solutions and enables product lifetime extension through its GigOptix Sunset Rescue Program.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, improvements and our statements under the heading “Business Outlook.” Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability to extend product offerings into new areas or products, the ability to commercialize licensed technology, unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently produced product offerings, including bundled product solutions, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, our ability to enforce intellectual property rights, and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s filings with the SEC, and in the Company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Contact

Summit IR Group, Inc.

Jim Fanucchi, (408) 404-5400

ir@gigoptix.com